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LSI Industries Inc.                                                   Exhibit 12


Ratio of Earnings to Fixed Charges -- SEC Method


                                                                                                      Three Months    Three Months
                                          Year Ended  Year Ended  Year Ended  Year Ended  Year Ended     Ended           Ended
                                           June 30,    June 30,    June 30,    June 30,    June 30,   September 30,  September 30,
                                             1999        2000        2001        2002        2003        2002            2003
                                             ----        ----        ----        ----        ----        ----            ----
 Earnings
   Pre-tax earnings                         27,386      29,409      17,317      22,860      11,247      2,636           4,129
   Fixed charges                               631         676       1,194       1,394       1,111        301             268
   Amortization of capitalized interest          0           0           0           0           0          0               0
   Interest capitalized                          0           0           0          92           0          0               0

                                          --------------------------------------------------------------------------------------
                                            28,017      30,085      18,511      24,346      12,358      2,937           4,397
                                          --------------------------------------------------------------------------------------

Fixed Charges
   Interest costs                             210         169         590         553         359        112              80
   Amortization of debt issuance costs         14          20          17          22          19          5               4
   Interest capitalized                         0           0           0          92           0          0               0
   Interest component of rental expense       407         487         587         727         733        184             184

                                          --------------------------------------------------------------------------------------
                                              631         676       1,194       1,394       1,111        301             268
                                          --------------------------------------------------------------------------------------
Ratio                                       44.40       44.50       15.50       17.46       11.12       9.76           16.41
                                          --------------------------------------------------------------------------------------

Note(1): Loss from discontinued operations of $1,000 in FY 2000 and $723 in FY 2001 were not considered.

Note(2): Loss of $18,541 related to cumulative effect of accounting change, net of tax, for goodwill impairment was not considered in FY 2003 (first quarter).